Exhibit 99.1

Mersana Therapeutics Provides Statement About SVB

CAMBRIDGE, Mass., March 10, 2023 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided an update about its capital resources. A de minimis amount of Mersana’s capital is currently held in a checking account at Silicon Valley Bank (SVB). The balance of the company’s capital resources is held in a custodial account managed by another institution and in money market funds of institutions other than SVB.

Mersana has a loan and security agreement with Oxford Finance LLC and SVB. As previously disclosed, to date the company has borrowed $25 million under the loan agreement, and $15 million is available to be borrowed at the company’s option under the terms of the loan agreement. The recent closure of SVB and the appointment of the Federal Deposit Insurance Corporation as receiver is not a repayment trigger pursuant to the terms of the loan agreement.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in Phase 1 trials. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com